EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
     We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-121172) and in the Registration Statements on Form S-8 (Nos. 333-31638, 333-38317, 333-90026, 333-116520) of our report relating to the consolidated financial statements of Mercer International Inc. (which report expresses an unqualified opinion on those financial statements and includes an explanatory paragraph relating to the Company’s adoption of new accounting standards for share-based payments and pension and other postretirement benefits), and management’s report on the effectiveness of internal control over financial reporting dated February 28, 2007, appearing in this Annual Report on Form 10-K of Mercer International Inc. for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
March 1, 2007
Vancouver, Canada